CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into effective as of the 20th day of July, 2016 (the “Effective Date”), by and between Rx Safes, Inc. a Nevada corporation (“Parent”) and GeneSYS-RX, a Nevada corporation (“Subsidiary”).

R E C I T A L S:

A.           Parent has caused the formation of Subsidiary.

B.           Parent desires to contribute and assign all of its assets and liabilities minus certain excluded assets and liabilities as set forth in Schedule A (“Excluded Assets and Liabilities”) to Subsidiary in return for common stock, par value $0.001 per share, of Subsidiary (the “Common Stock”).

C.           Subsidiary agrees to accept such asset contribution and assume such liabilities of Parent pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

1.   Contribution and Issuance of Common Stock.

(a)   As of the Effective Date, Parent does hereby assign, transfer and deliver to Subsidiary all of Parent’s right, title and interest in and to all assets, both tangible and intangible, owned by Parent prior the date hereof, and all rights, privileges, duties and obligations of Parent associated with same (the “Assigned Assets and Assumed Liabilities”), including, without limitation except as to the Excluded Assets:

(i)             all accounts, including, without limitation, deposit accounts, investment accounts, all present and future rights of Parent to payment for services rendered, all accounts receivable, notes receivable, contract rights, book debts, debentures, drafts and other obligations or indebtedness owing to Parent, no matter how they arise (including, without limitation, any such obligation that might be characterized as an account, contract right or general intangible under the UCC in effect in any jurisdiction);

(ii)            all inventory, including, without limitation, all goods, merchandise and other personal property, now owned by the Parent;

(iii)           all intellectual property, including, without limitation, royalty rights, copyrights, trademarks and domain names;

(iv)           all real property owned by Parent;

(v)            all contract rights, including without limitation, (A) leases and options and the documents evidencing such rights, and (B) all employment agreements;

(vi)          all furniture, fixtures and equipment;

(vii)         all of Parent’s unsatisfied debts, claims, commitments, suits, obligations, and other liabilities, (whether absolute, accrued, asserted or unasserted, fixed, contingent or otherwise) arising out of Parent’s ownership of the Assigned Assets and from the operation of Parent’s business or other activities of Parent prior to the Effective Date including, without limitation, contractual obligations (including lease obligations), local, state and federal taxes, license fees, accrued and unpaid costs of overhead, employment related liabilities (including wages and liabilities related to employee benefit), liabilities that may arise from adverse claims, disputes, proceedings, investigations or inquiries (asserted, instituted or rendered, or otherwise existing or occurring, prior to, on or at any time after, the Effective Date) arising out of Parent’s ownership of the Assigned Assets, from the operation of the Parent’s business or other activities of Parent prior to the Effective Date, accounts payable and trade debts and commitments based on express or implied warranties, and any taxes, fees, expenses, liabilities, debts or obligations of Parent relating to this Agreement;

(viii)        the indemnification liabilities and Parent’s indemnification responsibilities as set forth in or arising under (A) its Certificate of Incorporation or Bylaws prior to the Effective Date and (B) any indemnity obligations or agreements entered into with its officers and directors; and

(ix)          any costs and expenses incurred or to be incurred in connection with the transfer and assumption of the same.

(b) Subsidiary hereby accepts the assignment and assumption of the Assigned Assets and Assumed Liabilities and agrees to assume and perform all agreements, covenants and obligations required of Parent thereunder.

(d) In consideration of the Assigned Assets and Assumed Liabilities, Subsidiary shall issue to Parent 5,000,000 shares of fully paid and non-assessable Common Stock of GeneSYS-RX, Inc.

(e) The Excluded Assets and Liabilities set forth in Schedule A shall remain the assets and liabilities of the Parent.

2.   Further Assurances.  Each party hereto agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents and do all such further action things as may be required by law, or as may be required to carry out the intent and purpose of this Agreement.

3.   Third Party Consents.  If and to the extent the assignment of any contract of Parent requires third party consent, Parent agrees to use its best efforts to pursue and obtain such consent as soon as practicable following the Effective Date.

4.   Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, successors and assigns.

5.   Venue; Governing Law.  Each of the parties hereto consents to the jurisdiction of any court in Las Vegas, Nevada for any action arising out of matters relating to this Agreement.  This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada without regard to the conflicts of law principles thereof.

6.   Notices.  All notices required or permitted hereunder shall be sent in accordance with the provisions and to the addresses maintained in the records of each party.

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7.   Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.   Entire Agreement. This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto with respect to the subject matter hereof.

9.   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable law.

10.   Certain Tax Matters.    Parent shall not, and it shall cause each of its affiliates not to, take any action that would cause (nor omit to take any action, the omission of which would cause) the transactions contemplated by this Agreement not to constitute a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended.

11.   Amendment.  This Agreement may be changed only by an agreement in writing signed by the parties hereto.

11.   Counterparts.  This Agreement may be executed in one or more counterparts and as so executed shall constitute a single instrument.

12.   Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflict of laws. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof.  Section headings throughout this Agreement are solely for the convenience of the parties and are intended to have no legal meaning.  All waivers shall be in writing and signed by the party to be charged therewith.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth in the introductory paragraph hereof.

Rx Safes, Inc. a Nevada corporation
By:	/s/ Lorraine M. Yarde Name: Lorraine M. Yarde Title: Chief Executive Officer
GeneSYS-RX, Inc. a Nevada corporation
By:	/s/ Faruk Okcetin Name: Faruk Okcetin Title: President

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Schedule A

Excluded Assets and Liabilities

Excluded Liabilities:

All variable rate convertible notes currently on the books and records of Rx Safes, Inc. as of closing this transfer.

Excluded Assets:

All Patents, designs, patent applications and trademarks currently owned by Rx Safes, Inc as of the closing of this transfer.

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